Exhibit 4(f)

Imperial Chemical Industries PLC

Restricted Share Plan

Rules

Adopted: 31 October 2001

RULES OF THE IMPERIAL CHEMICAL INDUSTRIES PLC RESTRICTED SHARE PLAN

1	Definitions

1.1	Meaning of Words Used

In these Rules:

“ADSs” means an American depository share, or part thereof, currently representing 4 ordinary shares in the Principal Company.

“Award” means the award of either an Option, a Restricted Share Award or a Forfeitable Share Award, as appropriate.

“Award Date” means the date the Committee sets for the making of an Award under Rule 2.5.

“Award Period” means such period as the Committee may determine, starting from the Award Date but, in the case of Forfeitable Share Awards to Employees in the UK, not more than 5 years.

“Business Day” means any day, other than a Saturday or Sunday, on which banks are generally open for business in London.

“Committee” means the Remuneration Committee or a committee duly authorised by the Remuneration Committee.

“Dealing Regulations” means any statute, regulation or code adopted by the Principal Company (being or being based on the UK Listing Authority Model Code) for transactions in securities by directors, certain employees and persons connected with them or the equivalent in other countries.

“Employee” means any employee or executive director of any Group Company but not an executive director of the Principal Company.

“Exercise Period” means in relation to the exercise of an Option, such period as the Committee may determine, starting on the Vesting Date and being not more than two years.

“Forfeitable Share Award” means an award of forfeitable Shares made to a Participant under Rule 2.

“Group Company” means any of:

(i)	the Principal Company; and

(ii)	its Subsidiaries from time to time; and

(iii)	any company which is associated with the Principal Company (within the meaning of Section 416 of the Income and Corporation Taxes Act 1988) and is designated by the Committee as a Group Company.

“Option”means a right to acquire Shares on the terms set out in these Rules.

“Participant” means an Employee who has received an Award, and includes his personal representatives where appropriate.

“Performance Condition” means, in relation to each operation of the Plan, the conditions (if any) set by the Committee under Rule 2.4 to which an Award is subject.

“Performance Period” means the period in respect of which a Performance Condition is to be satisfied.

“Plan” means the Imperial Chemical Industries PLC Restricted Share Plan constituted by this document as amended from time to time.

“Principal Company” means Imperial Chemical Industries PLC.

“Restricted Share Award” means an award of restricted shares made to a Participant under Rule 2.

“Rules” means these rules of the Plan as amended from time to time.

“Shares” means ordinary shares in the Principal Company or securities representing such ordinary shares or, as the context may require, ADSs.

“Subsidiary” means a company which is a subsidiary of the Principal Company within the meaning of Section 736 of the Companies Act 1985.

“Trust” means the Imperial Chemical Industries PLC Employee Benefit Trust or any other trust nominated by the Committee.

“Vesting Date” in relation to an Option, means the date on which an Option becomes exercisable; in relation to a Restricted Share Award or a Forfeitable Share Award, means the date on which a Participant becomes entitled to have the Shares transferred to him subject to these Rules; and “Vest” and “Vested” shall be construed accordingly.

1.2	Special schedule

These Rules are subject, in the case of each Participant, to any special schedules adopted by the Committee, which are appropriate to the jurisdiction in which he is employed at the Award Date, or such other provisions as the Committee notify him will apply.

2	Operation of the Plan

2.1	Responsibility for operation

The Committee is responsible for the operation and administration of the Plan, and has discretion to decide whether and on what basis the Plan shall be operated. The Committee may delegate the operation and administration of the Plan, or some aspects of it, to any person nominated by it.

2.2	Time of operation

The Committee may make Awards at any time except where prevented due to restrictions imposed by statute, order, regulation or government directive, or by the Dealing Regulations.

2.3	Eligibility

Any Employee may be selected by the Committee to receive an Award under the Plan. A person who is not an Employee on the Award Date may not receive an Award.

2.4	Performance Condition

The Committee may make Awards on the basis they will not Vest until and to the extent that a Performance Condition has been satisfied.

The Committee may amend or waive the Performance Condition:

2.4.1	in accordance with the terms specified in the Performance Condition; or

2.4.2	if events happen which cause the Committee to reasonably consider that:

(i)	the Performance Condition should be amended for the purpose of ensuring the objective criteria against which the Principal Company or Group Company as the case may be will then be measured will be a fairer measure of such performance; or

(ii)	the Performance Condition should be waived.

2.5	Making Awards

The Committee will make Awards. Each Participant will receive a deed or other document as evidence of the making of the Award.

2.6	Notice

The Committee will notify each Participant who has been made an Award. The notification will include:

2.6.1	details of the maximum number of Shares comprised in the Award or the value of the Award;

2.6.2	the Award Date;

2.6.3	the length of the Award Period, unless already set out in the Performance Condition (if any);

2.6.4	the Performance Period (if any);

2.6.5	details of the Performance Condition (if any) which must be satisfied;

2.6.6	in relation to an Option, the amount (if any) payable for the Shares on the Vesting of an Option;

2.6.7	in relation to an Option, the Exercise Period;

2.6.8	any determination under Rule 5.2 (termination of employment); and

2.6.9	any other conditions and terms of the Award at the discretion of the Committee.

2.7	No payment

No payment to the Principal Company will be required on the making of an Award.

2.8	Disclaimer of Award

Any Participant may, by notice in writing to the Company Secretary of the Principal Company, within 30 days after he is notified in writing of an Award as described in Rule 2.6 disclaim his Award in whole or in part, and to the extent disclaimed the Award will be deemed never to have been made. No payment will be due for any disclaimer. If no disclaimer is received from a Participant, the Participant will be treated as having accepted the Award, subject to the Rules.

2.9	Disposal restrictions

Awards may not be assigned, transferred or charged, provided that this does not apply to the transmission of the Award on the death of a Participant to his personal representatives.

2.10	ADSs

The Committee may determine, in its absolute discretion, to make Awards in respect of ADSs and satisfy Awards in ADSs, and where they do so references in these Rules to Shares shall be construed accordingly.

3	Acquiring Shares

3.1	Employee trust

The Principal Company and any Subsidiary may provide money to the trustee of the Trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or to enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 153 of the Companies Act 1985.

3.2	Restrictions on the issue of Shares

No Shares shall be issued or issuable under the Plan unless such issue is approved by the shareholders of the Principal Company in general meeting if such approval is required.

4	Rights of Participants

4.1	Forfeitable Share Awards

4.1.1	Subject to Rule 2.9, during the Award Period the Participant has all rights attaching to the Shares (including rights to dividends and how to vote the Shares) comprised in a Forfeitable Share Award except rights attaching to Shares by reference to a record date preceding the Award Date or, where a Forfeitable Share Award lapses from the date of lapse.

4.1.2	Shares or other securities issued in respect of Shares comprised in a Forfeitable Share Award awarded under the Plan shall be retained as if they were the Shares comprised in the Forfeitable Share Award from which they derive.

4.1.3	In the event of a rights issue, the Principal Company shall, if the Participant requests, procure the transfer to the Participant of any shares or other securities acquired with funds provided by the Participant.

4.2	Restricted Share Awards

Before the Vesting Date, the Participant will have no rights in respect of the Shares comprised in his Restricted Share Award.

4.3	Options

Before the date on which an Option is exercised, the Participant will have no rights in respect of the Shares comprised in his Option.

5	Termination of employment before the Vesting Date

5.1	General rule

Subject to Rule 5.2 and 5.3, where a Participant ceases to be employed by a Group Company before the Vesting Date all his Awards will lapse on the date of cessation.

5.2	Specific cases

If a Participant ceases to be employed by any Group Company before the Vesting Date due to any of the reasons listed below and at least 12 months have elapsed between the Award Date and the date of cessation then unless otherwise determined at the Award Date any Awards will not lapse but will continue and Vest in accordance with Rule 8.

The reasons are:

5.2.1	retirement (on or after reaching the age at which he is bound to retire);

5.2.2	early retirement with the consent of his employer;

5.2.3	injury, disability or ill-health (in each case, evidenced to the satisfaction of the Committee);

5.2.4	redundancy (as defined in the Employment Rights Act 1996 or equivalent local legislation relevant to the Participant); or

5.2.5	any other circumstances which the Committee may decide.

On the making of an Award the Committee may at its discretion vary the terms of this rule in relation to a particular Award.

5.3	Death

If, before the Vesting Date, a Participant ceases to be employed by a Group Company by reason of death, and at least 12 months have elapsed between the Award Date and the date of death, then unless otherwise determined at the Award Date his Awards will Vest in favour of his personal representatives on the date of death. Where a Performance Condition applies to the Award, the number of Shares which Vest will be calculated as soon as practicable and on the basis that target performance has been achieved. Where the Award is not subject to a Performance Condition, the Award will Vest in full. The provisions of Rules 8.2, 8.3 and 8.4 apply accordingly.

5.4	Meaning of ceasing to be employed

For the purposes of this Rule 5, a Participant will not be treated as ceasing to be employed if on that date he is or becomes employed by another Group Company.

6	Takeovers and corporate reorganisations

6.1	Application

Rules 6.2 and 6.3 apply if, before the Vesting Date, any of the following occurs:

6.1.1	an offer to obtain control of the Principal Company becomes or is declared wholly unconditional;

6.1.2	the Court sanctions a scheme of arrangement under Section 425 of the Companies Act 1985;

6.1.3	any person becomes bound or entitled to acquire Shares under Sections 428 and 429 of the Companies Act 1985;

6.1.4	a resolution is passed for the voluntary winding-up of the Principal Company; or

6.1.5	a Participant ceased to be employed by a Group Company due to the transfer of the Participant’s employing company, or the undertaking in which he works, to a person who is neither under the control of the Principal Company or a Group Company.

6.2	Exchange or immediate entitlement to Shares

When Rule 6.1 applies, Awards may (if the Committee so agrees and determines) be replaced by equivalent awards over the appropriate number of shares in another company or companies.

If Rule 6.1 applies and replacement awards are not so agreed and determined to be made as set out above, Awards will Vest on the dates specified in Rule 6.3. In the case of Awards which are subject to a Performance Condition, the number of Shares which will Vest in respect of each Participant will be determined by applying the Performance Condition at the date specified in Rule 6.3 or if it is not possible to determine the extent to which the Performance Condition has been satisfied, on the basis of target performance. The provisions of Rules 8.2, 8.3 and 8.4 apply accordingly.

6.3	Dates

The dates referred to in Rule 6.2 are:

6.3.1	in the case of Rule 6.1.1, on the offer becoming or being declared unconditional;

6.3.2	in the case of Rule 6.1.2, on the date of the Court order;

6.3.3	in the case of Rule 6.1.3, on the date on which the person becomes bound or entitled;

6.3.4	in the case of Rule 6.1.4, on the date of the resolution; and

6.3.5	in the case of Rule 6.1.5, the date of transfer of the employing company or the relevant undertaking.

6.4	Reorganisations of share capital

In the event of any variation in the equity share capital of the Principal Company, including a variation in consequence of a capitalisation or rights issue, sub-division, consolidation or reduction of share capital, the number of Shares comprised in Awards may be adjusted in such manner as the Committee considers appropriate (including retrospective adjustments). The Committee will notify Participants of any changes made.

6.5	Demergers and corporate reorganisations

Subject to Rule 6.2, in the event of any demerger or corporate reorganisation involving the Principal Company, the number of Shares comprised in Awards may be adjusted in such manner as the Committee considers appropriate (including retrospective adjustments). In addition, the Committee may make such other arrangements (including new awards over shares in any relevant company), as it considers appropriate in its discretion. The Committee will notify Participants of any changes made.

6.6	The Committee

For the purpose of dealing with Awards under this Rule 6, the Committee will consist of the non-executive directors of the board of the Principal Company in office immediately before the change of control or other relevant event.

7	Determination of the Performance Condition

The Committee will, as soon as practicable following the end of the Performance Period (or at any other time where the Rules state that the Performance Condition should be applied), determine:

7.1.1	whether and to what extent the Performance Condition has been satisfied; and

7.1.2	subject to any Dealing Regulations, how many Shares (if any) comprised in the Award are to Vest.

8	Vesting of Awards

8.1	Time of Vesting

Awards which are subject to a Performance Condition will Vest in accordance with Rule 7, and the date of the Committee’s determination under Rule 7 is the Vesting Date.

Awards which are not subject to a Performance Condition will Vest in full immediately following expiry of the Award Period and the expiry of the Award Period is the Vesting Date.

8.2	Exercise of Options

8.2.1	On the Vesting of an Option, the Option may be exercised to the extent of the number of Vested Shares, and immediately lapse to the extent of the balance.

8.2.2	In order to exercise an Option, the Participant must deliver to the Principal Company a notice of exercise in the prescribed form together with payment for the Shares if required under the terms of the Award. The date on which these are received is the option exercise date.

8.2.3	The Option lapses at the end of the Exercise Period.

8.3	Transfer of Shares

8.3.1	As soon as practicable following, in the case of Restricted Share Awards or Forfeitable Share Awards, the Vesting Date, or in the case of Options, the date the Option is exercised in accordance with Rule 8.2, and subject to Rules 8.3.4, 9 and 10.3, the Principal Company will procure the transfer of the appropriate number of Shares to each Participant (or as he may direct).

8.3.2	The Principal Company will use its reasonable endeavours to register the related transfer within 10 Business Days of the Vesting Date or as soon as practicable and will provide appropriate evidence of such registration.

8.3.3	A Participant who ceases to be employed by a Group Company between the Vesting Date and the date Shares are transferred to him under this Rule 8.3 will still receive a transfer of Shares.

8.3.4	Subject to Rule 8.4, Participants will be entitled to all rights attaching to the Shares by reference to a record date on or after the date of transfer. Except as set out in the Rules, they will not be entitled to rights before that date.

8.4	Cash alternative

The Committee at its absolute discretion may decide to satisfy Awards in cash. The circumstances in which the Committee may wish to use its discretion include where the transfer of Shares is not practical or would result in a contravention of legislation.

9	Withholding

The Principal Company, any Group Company and/or the trustee of the Trust may, at any time, withhold any amounts and make such arrangements (including sale of any Shares on behalf of a Participant) as are necessary or desirable to meet any liability to taxation, social security contributions or other appropriate levies in respect of the Awards.

10	General

10.1	Awards non-pensionable

Awards will not form part of a Participant’s remuneration for the purpose of determining entitlement to any benefit of employment including any pension or retirement benefit, life assurance, permanent health insurance or other similar benefit, whether existing or subsequently introduced.

10.2	Costs

The costs of introducing and administering the Plan will be borne by the Principal Company. Each relevant Group Company will at the request of the Principal Company reimburse the Principal Company for any costs incurred in connection with the Awards made to Participants employed by that Group Company.

10.3	Consents

All transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere, and it will be the individual’s responsibility to comply with any requirements to be fulfilled in order to obtain or obviate the necessity for any such consent.

10.4	Dealing restrictions

If the acquisition or disposal of Shares would be in contravention of the Dealing Regulations or prohibited by insider dealing legislation or other regulations, the exercise of any Option or the transfer of Shares will be delayed until there would be no such contravention.

10.5	Articles of Association

Any Shares acquired or to be acquired under this Plan will be subject to the Articles of Association of the Principal Company from time to time in force. Any ADSs acquired under the Plan will, in addition, be subject to the terms of the deposit agreement between the Principal Company and the depository.

10.6	Notices

Any notice or other document required to be given to a Participant under or in connection with the Plan may be:

10.6.1	delivered or sent by post to him at his home address according to the records of his employing company; or

10.6.2	sent by e-mail or fax to any e-mail address or fax number which according to the records of his employing company is used by him;

or in either case such other address which the Principal Company considers appropriate.

Any notice or other document which has to be given to the Principal Company or other duly appointed agent under or in connection with the Plan may be delivered or sent by post to it at its respective registered office (or such other place as the Committee or duly appointed agent may from time to time decide and notify to Participants) or sent by e-mail or fax to an e-mail address or fax number notified to the sender.

Notices sent by post will be deemed to have been given on the second Business Day following the date of posting (or seventh Business Day if sent overseas). Notices sent by e-mail or fax, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

10.7	Committee’s decision final and binding

The decision of the Committee in connection with any interpretation of the Rules or in any dispute relating to any matter relating to the Plan will be final and conclusive.

10.8	Limitation of liability

The rights and obligations of a Participant under the terms and conditions of his office or employment will not be affected by his participation in the Plan or any right he may have to participate in the Plan. An individual who participates in the Plan waives all and any rights to compensation or damages in consequence of the termination of his office or employment with any company for any reason whatsoever (insofar as those rights arise, or may arise, from his ceasing to have rights under the Plan as a result of such termination or from the loss or diminution in value of such rights or entitlements). If necessary the Participant’s terms of employment will be deemed to be varied accordingly.

10.9	Administration of the Plan

The Committee may, from time to time, make or vary regulations for the administration and operation of the Plan, provided that these are consistent with the Rules.

10.10	Administrative Errors

The Committee may correct administrative errors in relation to Awards, provided that the Awards remain consistent with the Rules.

11	Amendments and termination

11.1	Committee’s powers of amendment

The Committee may at any time alter, vary or add to the provisions of the Plan in any respect in relation to the operation of the Plan generally or in respect of any Participant.

11.2	Notice

As soon as reasonably practicable after making any alteration or addition, written notice will be given to any Participant affected by the alteration or addition.

11.3	Termination of the Plan

The Committee may terminate the Plan at any time. The termination of the Plan will not affect existing rights of Participants or Awards which have already been made.

12	Governing law

English law governs the Plan and its construction and administration (except as required for any overseas Participants). Any Group Company and all Participants will submit to the jurisdiction of the English Courts in relation to any matter arising in connection with the Plan.